                                                                    EXHIBIT 12.1

                              COMPUTATION OF RATIOS
                             (DOLLARS IN THOUSANDS)

                                                                                                          SIX-MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                             JUNE 30,
                                                          -----------------------                             --------
                                                                                           PRO FORMA           COMBINED  PRO FORMA
                                            1991      1992      1993      1994      1995       1995      1995      1996      1996
                                            ----      ----      ----      ----      ----       ----      ----      ----      ----

Earnings:
Earnings from continuing
  operations before
  income taxes,
  cumulative effect of
  change in accounting
  principles and
  extraordinary charges                    6,292    10,904    13,539    17,708     21,448     6,885    10,621    11,332      3,842
Fixed charges                                 84        97       110       107        130    14,226        63        66      7,065
                                           -----    ------    ------    ------     ------    ------    ------    ------     ------
Earnings(1)                                6,376    11,001    13,649    17,815     21,578    21,111    10,684    11,398     10,907
Fixed charges:
Interest expense                               0         0         0         0          0    13,316         0         0      6,609
Amortization of
  financing cost                               0         0         0         0          0       780         0         0        390
Imputed interest on
  operating lease
  obligations                                 84        97       110       107        130       130        63        66         66
                                           -----    ------    ------    ------     ------    ------    ------    ------     ------
Fixed charges(2)                              84        97       110       107        130    14,226        63        66      7,065
Ratio of earnings to fixed
  charges(~ 1)/(2)                         75.90x   113.41X   124.08X   166.50X    165.98X     1.48X   169.59X   172.70X      1.54X




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